EXHIBIT 10.55

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) dated as of February 21, 2006 (the “Start Date”) is by and between Power Efficiency Corporation, a Delaware corporation (the “Company”), with an address of 3900 Paradise Road, Suite 283, Las Vegas, NV 89109 and Stephen Blum (the “Consultant” and, together with the Company, the “Parties”), with an address of 1725 York Avenue, Apartment 27G, New York, NY 10128.

WHEREAS the Company desires to engage the Consultant to perform consulting services (as defined below) on the terms and conditions as set for in this Agreement; and

WHEREAS the Consultant desires to render these services and is willing to accept such engagement on the terms and conditions as set forth in this Agreement; and

NOW THEREFORE, in consideration of the mutual representations, covenants and agreements herein set forth, the parties hereto have agreed and do hereby agree as follows:

24.	Subject to the terms hereof, the Company hereby engages the Consultant as a consultant to the Company. Consultant agrees to use its best efforts to perform the Services (as defined below).

25.	The Consultant will generally advise and assist the Company on several matters described below. He will attend a reasonable amount of meetings and communicate with senior management on an as needed basis. He will deal directly through the CEO and/or the CFO of the Company regarding his Services.

26.	The Services include generally advising the Company on a broad array of matters with which the Consultant has extensive expertise, including the following specific three items:

a.	Assist the Company in raising funds, most likely in two different financings; first raising capital through the exercise of warrants already in existence, and second raising a larger amount of capital from an applicable source of funding. Consultant’s assistance will include a variety of financing-related activities, including such things as:

i.	Introducing the Company to applicable sources of funding, and meeting or otherwise interacting with those funding sources on behalf of the Company as necessary.

ii.	Advising the Company on financing structures.

iii.	Raising awareness of the Company with market makers, applicable investors, brokers, etc.

b.	Advising the Company on product development methodologies as the Company moves toward the next generation of motor controller.

c.	Assisting the Company in its longer term presentation to and positioning with Wall Street and the broader investment community as the Company grows and gains value.

27.	The term of the agreement (the “Term”) is for 12 months from the Start Date.

28.	Each party will have a right to cancel this agreement on a 30 day notice in writing. The earliest possible cancellation date will be six months after the Start Date.

29.	The Consultant will receive as compensation $4,000 per month and reimbursement of any pre-approved expenses associated with the performance of Consultant’s Services. The Company will pay the Consultant for the first two months ($8,000) immediately after the Start Date. Subsequent payments will be made monthly, beginning with the third month, and will be due on the same day of the month as the Start Date. However, should the Company succeed in closing on at least $800,000 in financing within 60 days of the Start Date, immediately after the closing the Company shall pay the Consultant all fees due for months three through six ($16,000) of the Agreement.

30.	Approvals of expenses shall be made by either the CEO or CFO of the Company.

31.	The Company will issue 300,000 options to the Consultant as additional compensation, with a strike price equal to the closing market price on the date of grant and with the vesting schedule described below.

a.	150,000 options will vest immediately upon grant of the options.

b.	The remaining 150,000 options will vest in six equal amounts (25,000 options each) at the end of each of month seven, eight, nine, ten, eleven and twelve of the Agreement. This vesting will continue until the Agreement is canceled, pursuant to Section 5, or the end of the Term.

32.	Confidentially.

a.	“Confidential Information” means all information disclosed by the Company under this Agreement that should reasonably be understood by the Consultant, because of legends or other markings, the circumstances of disclosure or the nature of the information itself, to be proprietary and confidential to the Company, an affiliate of the Company or a third party, and includes information relating to the Company’s business, including, without limitation, business plans, proposals, forecasts, financial data, customer and prospect lists and information, personnel data, contract information, properties, methods of operation, software (including, without limitation, source code, specifications, data, works-in-process, alpha and beta versions, design documents and documentation), trade secrets, inventions, discoveries, know-how, and other intellectual property. “Confidential Information” includes confidential information that was disclosed by the Company to the Consultant prior to the date hereof as well as information currently provided and to be provided during the term of this Agreement. Confidential Information may be disclosed in written or other tangible form (including as recorded on magnetic, optical or other storage media) or by electronic, oral visual or other means.

b.	The Consultant shall use the Company’s Confidential Information only for the purposes of fulfilling the terms of this Agreement and only during the Term of this Agreement. The Consultant shall not use the Company’s Confidential Information in any way that is competitive with or otherwise detrimental to the Company.

c.	The restrictions of this Agreement on the use and disclosure of Confidential Information shall not apply to information that the Consultant can prove: (i) was publicly known at the time of the Company’s communication thereof to the Consultant; (ii) becomes publicly known through no action or fault of the Consultant subsequent to the time of the Company’s communication thereof to the Consultant; (iii) was in the Consultant’s possession free of any obligation of confidence at the time of the Company’s communication thereof to the Consultant; (iv) is developed by the Consultant independently of and without reference to any of the Company’s Confidential Information or other information that the Company disclosed in confidence to any third party; (v) is rightfully obtained by the Consultant from third parties authorized to make such disclosure without restriction; or (vi) is identified by the Company in writing as no longer proprietary or confidential.

d.	In the event that the Consultant is required by law, regulation, or court order to disclose any of the Company’s Confidential Information, the Consultant shall promptly notify the Company in writing prior to making any such disclosure order to facilitate the Company’s obtaining a protective order or other appropriate remedy form the proper authority. The Consultant agrees to cooperate with the Company in seeking such order or other remedy. The Consultant further agrees that if the Company is not successful in precluding the requesting legal body from requiring the disclosure of the Confidential Information, it will furnish only that portion of the Confidential Information which is legally required, will promptly provide the Company with a copy of the Information so furnished, and will exercise all reasonable efforts to obtain reliable assurances that the receiving party will accord it confidential treatment.

e.	All Confidential Information, including information contained in computer software or stored in memory or on storage media, is and shall remain the sole and exclusive property of the Company. All such information in tangible form shall be returned to the Company or destroyed promptly upon the Company’s written request at any time or upon the termination or expiration of this Agreement, and shall not thereafter be retained in any form by the Consultant, its affiliates, or by any employees or independent contractors of the Consultant or its affiliates.

33.	Non Competition. The Consultant shall not during the Term of this Agreement and for a period of one (1) year immediately following the termination or expiration of its engagement with the Company, either directly or indirectly sell products competitive to the Company, solicit or take away, or attempt to call on, solicit or take away any of the customers during the course of the Consultant’s engagement with the Company, either for the benefit of the Consultant or for any other person, firm, or corporation.

34.

Acknowledgment of Remedies. The Consultant acknowledges and agrees that, because of the unique and extraordinary nature of the Services, and breach or threatened breach of this Agreement will cause irreparable injury and incalculable harm to the Company, and the Company shall, accordingly, be entitled to injunctive and other equitable relief for such breach or threatened breach and that resort by the Company to such injunctive or other equitable relief shall not be deemed to waive or to limit in any respect any right or remedy which the Company may have with respect to such breach or threatened breach. The Company and the Consultant agree that any such action for injunctive or equitable relief shall be heard in a state or federal court situated in Nevada, and each of the parties hereto hereby agrees to accept service of process by registered mail and to otherwise consent to the jurisdiction of such courts.

35.	Indemnification. The Consultant hereby agrees to indemnify and hold the Company, its officers, employees, directors, shareholders and agents (collectively “the Company Indemnities”) harmless to the maximum extent permitted by applicable law against all losses, claims, liens, damages, liabilities, costs, charges and expenses, including, without limitation, the costs of investigating, preparing or defending any action, suit, claim or proceeding or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, attorneys’ fees, incurred or sustained by any Company Indemnity in connection with (i) any misrepresentation of the Consultant herein or breach of any covenant of the Consultant, and (ii) any such action, suit, claim or other proceeding, to which the Company is , or may be made, a party by reason of the Consultant’s negligence or willful misconduct in the performance of the Services under this Agreement.

36.	Notices. All notices, requests, consents and other communications required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, or mailed first class, postage prepaid, by registered or certified mail to the parties at their respective addresses hereinabove set forth or to such other addresses as either party shall designate by notice in writing to the other in accordance herewith.

37.	Governing Law. This Agreement shall be governed in all respects and for all purposes by the laws of the State of Nevada and the Courts of the State of Nevada shall have exclusive jurisdiction to enforce any order or award obtained in arbitration.

38.	Arbitration. Except with respect to any proceeding brought under Section 12 hereof, any controversy, claim, or dispute between the parties, directly or indirectly, concerning this Agreement or the breach hereof, or the subject matter hereof, Including questions concerning the scope and applicability of this arbitration clause, shall be finally settled by arbitration in Nevada pursuant to the rules then applying of the American Arbitration Association.

39.	Entire Agreement. This Agreement, together with the Exhibits attached hereto and all Written Approvals agreed to by the Parties pursuant to this Agreement, sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof, including but not limited to, the Prior Agreement. No representation, promise, or inducement has been made by any party that is not embodied in this Agreement, and no party shall be bound by or liable for any alleged representation, promise or inducement not so set forth. If any provision of this Agreement shall be declared void or against public policy, such provision shall be deemed severed from this Agreement and the remaining provisions shall remain in full force and effect and unmodified.

40.	Assignability. The Consultant may not assign or transfer any or all rights under this Agreement without written authorization from the Company. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets; and in such event the rights and obligations of such corporation hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of the business or assets.

41.	Amendment. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived only by a written instrument executed by all of the parties hereto who are thereby affected, or in the case of a waiver, by the party waiving compliance. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

42.	Survival. The right and obligations under Sections 16 through 21 shall survive and continue after any expiration or termination of this Agreement and shall bind the parties and their legal representatives, successors, heirs and assigns.

43.	Counterparts. This Agreement may be executed in several counterparts each of which shall be deemed an original by when taken together shall constitute one and the same instrument.

Steven Strasser, Chairman and CEO Power Efficiency Corporation	Date

Stephen Blum